POWER OF ATTORNEY



I, Paul C. Yuen, hereby appoint Theron J. Cole and/or
William R. Maris as my attorneys in fact with regard to the executing and filing of SEC documents related to my position as a Director or Officer of Cyanotech
Corporation and authorize either or both of them to sign and file on my behalf all documents necessary to file and perfect the filing of Form 5's and other SEC documents related to Cyanotech Corporation for me with the Securities and Exchange Commission.


/s/ Paul C. Yuen





Paul C. Yuen appeared before me this 7th day of June, 2006, and affirmed that he sign this document freely and knowingly.

/s/
Notary Public

June 12, 2006